EXHIBIT 99.1

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Gabrielle Zucker
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LDR ANNOUNCES PRESENTATION OF MOBI-C® CERVICAL DISC FOUR YEAR CLINICAL RESULTS AT THE NORTH AMERICAN SPINE SOCIETY ANNUAL MEETING

Mobi-C is the first cervical disc replacement FDA approved for both one and two-level indications

AUSTIN, TEXAS - October 25, 2013 - LDR Holding Corporation (NASDAQ: LDRH) (“LDR” or the “Company”), a global medical device company focused on designing and commercializing novel and proprietary spinal surgical technologies, announced that Dr. Hyun Bae, Medical Director and Director of Spine Education at Cedars-Sinai in Los Angeles, CA presented 48 month safety and efficacy data of both one-level and two-level cervical disc replacement with Mobi-C compared to traditional anterior cervical discectomy and fusion (ACDF).

Specific findings presented included:

•	Mean neck disability index (NDI) scores and improvement was similar in both the one-level and two-level Mobi-C patient cohorts.

•	Two-level ACDF patients demonstrated statistically significantly less NDI improvement through four years as compared to the one-level ACDF patients.

•	Reoperation rates at four years were 3.0% and 4.0% for the one and two-level Mobi-C patients respectively, and 9.9% and 15.2% for the ACDF patients respectively.

•	Mean range of motion was maintained through four years at the operative levels in both the one-level and two-level Mobi-C patient cohorts.

In his conclusions, Dr. Bae presented that the results of the study suggest that, unlike ACDF, there is no evidence of a reduction in efficacy as the number of levels treated with cervical disc replacement increases from one level to two levels. Further, he stated that the study results remained consistent from the primary 24 month endpoint through 48 months. Finally, Dr. Bae mentioned that the 48 month data may indicate an advantage of cervical disc replacement over ACDF, especially when treating two-level disease.

Mobi-C is a cobalt chromium alloy and polyethylene, mobile-bearing prosthesis specifically designed as a bone-sparing, cervical intervertebral disc replacement for both one and two-level indications. In addition to the unique mobile-bearing feature, Mobi-C offers a simplified surgical technique as compared to other, commercially available devices, all of which are approved for one-level use only.

About LDR Holding Corporation

LDR Holding Corporation is a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders. The Company’s primary products are based on its exclusive VerteBRIDGE fusion and Mobi non-fusion technology platforms that have applications in the cervical and lumbar spine. These technologies enable products that are less invasive, provide greater intra-operative flexibility, offer simplified surgical techniques and promote improved clinical outcomes for patients as compared to existing alternatives. The Company recently received approval from the U.S. Food and Drug Administration (the “FDA”) for the Mobi-C cervical disc replacement device, the first and only cervical disc replacement device to receive FDA approval to treat both one-level and two-level cervical disc disease. LDR was founded in Troyes, France, and is headquartered in Austin, Texas. In addition to Austin and Troyes, LDR has regional offices in Germany, Spain, China, South Korea and Brazil. For more information regarding LDR Holding, visit www.ldr.com. For additional information regarding the Mobi-C Cervical Disc, visit www.ldr.com and www.cervicaldisc.com.

LDR Forward-Looking Statements
This news release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of LDR, and actual events or results may differ materially from these forward-looking statements. Words such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or other similar expressions or variations of such words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, the highly concentrated nature of our product offerings; our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel); coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; our lack of experience selling Mobi-C in the United States; the lack of long-term clinical results of our products; our ability to manage our growth; unanticipated expenses; unforeseen safety issues in connection with the use of our products, which may result in regulatory actions against us, including recalls, and litigation against us by patients; ongoing regulatory obligations and oversight and determinations by regulatory and administrative governmental authorities which may delay or restrict LDR's ability to continue to develop or commercialize LDR's products; competing products and product candidates that may be superior to LDR's products and product candidates; loss of key management and other personnel or inability to attract such management and other personnel; our success in defending legal proceedings brought against us; our ability to safeguard our intellectual property; and unanticipated intellectual property expenditures required to develop, market, and defend our products.
A more complete description of these and other material risks can be found in LDR's filings with the United States Securities and Exchange Commission, including its Registration Statement on Form S-1 (File No. 333-190829). You should keep in mind that any forward-looking statement made by LDR herein, or elsewhere, speaks only as of the date on which made. New risks and uncertainties come up from time to time, and it is impossible for LDR to predict these events or how they may affect us. LDR has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.